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                                                          EXHIBIT 10-9
                        Wisconsin Gas Company
             2000 Officer's Incentive Compensation Plan


I.    Objectives
      ----------
The principle objectives of the Plan are:

   A. To motivate and to provide incentive for officers and the General Manager - Water of Wisconsin Gas Company to create economic value.

   B. To ensure a focus on earning a return on capital in excess of the cost of capital while also achieving the performance plus goals.

   C.  To assist in the retention of quality senior management.

   D. To yield competitive total compensation levels when performance goals meet the cost of capital requirement.

II.    Eligibility
       -----------
Participation in the Plan is limited to designated officers and the General Manager - Water of Wisconsin Gas. The Chief Executive Officer of WICOR will be responsible for recommending eligibility changes to the Compensation Committee of the Board of Directors of WICOR, Inc.


III.    Amount of Potential Award
        -------------------------
   A. The minimum, target and maximum award opportunities for each participant, as a percentage of base salary (calendar year earnings), are as follows:

                            Award as Percent of Salary
                         --------------------------------
Position                 Minimum      Target      Maximum
----------------         -------      ------      -------
President & CEO             0%          40%         87%

Senior VP                   0%          35%       76.125%

VP and Direct Reports       0%          20%       43.5%

   B. Each executive's award will be determined based on a combination of WEG and individual performance, with WEG performance accounting for 75% of the award and individual performance weighted at 25%.

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IV.    Performance Criteria and Objective Setting
       ------------------------------------------
   A.  Financial Component (75% Weight)

      1.) Overall WEG performance will be measured by Return on Capital (ROC), which is defined as NOPAT (Net Operating Profit After Tax) divided by Total Capital Employed (NOPAT and Total Capital Employed are defined in Appendix I). Threshold, Target, and Maximum ROC performance levels, and their corresponding incentive awards are as follows:

  Performance Level   2000 Return on Capital   Award as a % of Target
  -----------------   ----------------------   ----------------------
  Below Threshold         Less than 6.0%                0%

  Threshold                   6.0%                      1%

  Target                      7.0%*                   100%

  Maximum or Above            9.1%                    200%

* WGC Cost of Capital = 7.0%

For performance at levels between Threshold and Target or between Target and Maximum, award calculations will be interpolated on a linear basis.

      1.  ROC payouts will be further modified by performance against budgeted
criteria denoted as "Performance Plus" (the modifier).   Performance Plus
consists of Rate Comparison, Customer Service, Safety, and Cost Effectiveness. Each year management will recommend specific goals for the aforementioned criteria. Associated with various levels of performance for each goal will be a certain number of award points. The cumulative total of these points will determine the modification factor. As seen below, achievement of Performance Plus can modify the award by +/- 20%, or eliminate the award if the threshold number of points is not achieved.

     Performance Plus       Performance Plus      Award modification
       Achievement              Points             as a % of Target
     ----------------       ----------------      ------------------
     Below Threshold          < 12 points                 0%

     Threshold                  12 points                80%

     Target                     24 points               100%

     Maximum                    40 points               120%


For performance at levels between Threshold and Target or between Target and Maximum award calculations will be interpolated on a linear basis.



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   B.  Discretionary/Individual Component (25% Weight)

The individual component of total incentive compensation will be based on the individual's overall performance as measured against previously identified and agreed upon goals and objectives. The award may vary between 0% and 150% of the individual performance portion of the target award, and will be determined and paid independently of Company financial performance.

Combining the previously mentioned components yields the following formula for determining annual incentive payouts:


Step 1             [ Base Salary   x   Eligible Target % ]

                    Multiplied by sum of step 2 and step 3

Step 2     [(ROC Award %  x   Performance Plus Modifier %)   x 75%]

                                    Plus

Step 3                    [Discretionary %  x  25%]

                                   Equals

                           Annual Incentive Award


   C. If the Compensation Committee of WICOR, Inc. determines that corporate performance was inadequate, it may exercise discretion to reduce or eliminate any or all bonus payments.

   D. The performance criteria in this Section IV have been established on the basis of WICOR remaining an independent, publicly-traded corporation. Pursuant to the Agreement and Plan of Merger, dated as of June 27, 1999 and amended as of September 9, 1999, WICOR will become a wholly-owned subsidiary of Wisconsin Energy Corporation and no longer will be an independent, publicly-traded corporation. It is contemplated that the merger will close in the Spring of 2000. If the merger closes in 2000, the ways in which various WICOR business functions are integrated into Wisconsin Energy in 2000 may make it necessary or appropriate to change one or more of the performance criteria on which awards under the Plan will be based. The Board of Directors reserves the right to make such changes at any time before December 31, 2000.


V.    Performance
      -----------
Company performance goals will be for the 2000 calendar year.

VI.    Treatment of Acquisitions and Investments
       -----------------------------------------
   A.  Acquisitions

The capitalized value (NOPAT/Target's Cost of Capital) of the acquired entity's last full year's NOPAT will be added to the capital base of the acquiring business unit in the month of acquisition. The acquisition premium (defined as the excess of the purchase price over the capitalized value ) will be incorporated into the capital base at a rate of 20% per year starting at the beginning of the first calendar year after the acquisition.


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   B.  Investments

The entire value of investments of an operating nature (capital expenditures) will be added to the capital base. However, investments of a significant dollar amount, whose project life extends beyond ten years, will be reviewed by management for potential adjustments to the capital base (similar to the treatment for acquisitions).

VII.    Form and Timing of Award Payments
        ---------------------------------
   A. Awards will be determined and paid as soon as practicable after the close of the Plan year.

   B. At each participant's discretion and with the concurrence of the Compensation committee of WICOR, Inc., awards may be paid in one of two ways:

      1.   Lump sum.

      2.  Partly in lump sum and the remainder in deferred payments.

   C. The Company offers a deferred payment option as part of the WICOR, Inc. Non-Qualified Deferred Compensation Plan to those officers who prefer not to receive their awards in current cash. Deferral elections must be made in accordance with the provisions of the Non-Qualified Deferred Compensation Plan.
   D. Additionally, if performance significantly exceeds the maximum standard established, the Compensation Committee has the discretion to provide an incentive payout in excess of the maximum allowable payout. However, any exceptional performance which qualifies for this award, must be a direct result of management efforts and not due to external factors beyond management's control. Any awards in excess of the maximum payout opportunity would be paid in WICOR restricted stock which would vest ratably over five years. However, if a participant terminates employment due to death, retirement, or disability, any prior restricted stock awards made under this provision would become immediately vested.

   E. In the event the company's overall ROC is negatively impacted by the inclusion of a newly acquired company's results, the compensation committee has the discretion to make a supplemental incentive payment. The supplemental payment will be considered if the acquired company is meeting the financial projections established at the time of the acquisition and the officers of the acquiring entity would have otherwise received a higher incentive payment had it not been for the inclusion of the acquired entity's results. The purpose of this supplemental incentive provision is to motivate officers to invest in value building projects. The duration of the supplemental incentive period will be no more than three years.


VIII.    Implementation
         --------------
   A.  The effective date of the Plan is January 1, 2000.



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IX.    Plan Administration
       -------------------
   A.  Compensation Committee

      1. The Plan will be administered by the Compensation Committee of the Board of Directors of WICOR, Inc.

      2. The Committee's administration is subject to approval of the Board of Directors of WICOR, Inc.

      3. The decisions of the Board are final and binding on all Plan participants.

      4. The Board retains the right to terminate or amend the Plan as it may deem advisable.

   B.  Partial Year Participation

      1. Participants must be employed by the Company on the last day of the Plan year in order to receive a bonus for that year. However, once earned, a bonus will be paid to a participant regardless of whether he/she is employed by the company on the date payment is made.

      2. Awards for part year participants will be pro-rated based on the proportion of the year that the participant was in the Plan. This includes participants who terminate employment due to death, disability or retirement

      3. Participants who terminate employment with the Company prior to the last day of the plan year shall forfeit all rights to an incentive award payment under the Plan except for terminations due to death, retirement or disability.

      4. A participant is deemed to be disabled if he/she becomes eligible for benefits under the Company's Long Term Disability Plan.


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                              Appendix 1



DEFINITION OF TERMS
Wisconsin Gas Company




NOPAT-Net Operating Profit After Taxes-is calculated as follows:

>>  Net Income per financial statements
      Plus:  bad debt expense (net of tax)
      Less:  bad debt write-offs (net of tax)

>>  Plus the change in specific equity equivalents (net of tax):
      Less:  pension and OPEB income (net of tax)
      Plus:  funding of pension and OPEB plans (net of tax)

  >>  Regulatory Tax Assets and Liabilities
  >>  Injuries and Damage Reserve
  >>  Assets or Liabilities for Deferred Compensation Plans

>>  Plus interest expense (net of tax)

Definition: Capital-An approximation of the economic book value of cash invested. Capital is the sum of:

>>  Shareholders equity

>>  Long and short term debt

>>  Capital Equivalents (net of tax)

Measurement of capital employed is determined using a 13 month rolling average